Exhibit 5.1

[Bryan Cave LLP Letterhead]

December 16, 2005

Board of Directors
James River Group, Inc.
1414 Raleigh Road, Suite 415
Chapel Hill, North Carolina 27517

Ladies and Gentlemen:

We have acted as special counsel to James River Group, Inc. (the ‘‘Company’’), in connection with the Company’s filing of a Registration Statement on Form S-8 (the ‘‘Registration Statement’’) with the Securities and Exchange Commission (the ‘‘SEC’’) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), relating to the proposed issuance by the Company of up to 6,251,350 shares (the ‘‘Shares’’) of the Company’s common stock, $.01 par value per share, 3,751,350 of which are issuable pursuant to the Company’s 2003 Incentive Plan and 2,5000,000 of which are issuable pursuant the Company’s to 2005 Incentive Plan (collectively, the ‘‘Plans’’).

In connection herewith, we have examined:

(1) the Third Amended and Restated Certificate of Incorporation of the Company;

(2) the Third Amended and Restated By-Laws of the Company;

(3) the Plans; and

(4) the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for pursuant to the terms of the respective Plan, will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of applicable Delaware law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP